UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Cowlitz Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 31, 2009

To the shareholders of Cowlitz Bancorporation (the “Company”):

Notice is hereby given that the annual meeting of shareholders of the Company will be held at the Red Lion Hotel, 510 Kelso Drive, Kelso, Washington on Thursday, December 31, 2009 at 10:00 a.m. local time for the purpose of considering and voting upon the following matters:

1.	To elect six properly nominated individuals to our Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

2.	To approve an amendment to our Restated Articles of Incorporation to effect a one-for-ten reverse stock split of the shares of our common stock issued and outstanding, with payment of cash for any resulting fractional shares, and to maintain the current authorized number of shares of our common stock at 25 million (the “Amendment”). The text of the Amendment is attached as Exhibit A to the accompanying Proxy Statement.

In connection with the Amendment, if you own less than 10 shares of our common stock and meet all the requirements under applicable Washington Law, and follow all of the required procedures, you are entitled to assert dissenters’ rights under Chapter 23B.13 of the Revised Code of Washington (“RCW”). Section 23B.13 of the RCW is attached to the accompanying Proxy Statement as Exhibit B.

Those shareholders of record at the close of business on November 16, 2009 are entitled to notice of and to vote at the annual meeting of shareholders or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting of shareholders in person. Whether or not you expect to attend the annual meeting in person, we request that you promptly complete, sign and return the enclosed proxy card, or vote by telephone or Internet by following the instructions on the proxy card.

We look forward to seeing you at our 2009 Annual Meeting.

Sincerely, on behalf of the Board of Directors,

Lynda Larrabee

Secretary

Longview, Washington

December 8, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 31, 2009: A full set of proxy materials, including a copy of the accompanying Proxy Statement and form of Proxy Card, is available at www.cowlitzbancorp.com.

Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. A Proxy Card and self-addressed envelope are enclosed for your convenience. You may also vote by phone or on the Internet.

Cowlitz Financial Center

PO Box 1518 / 927 Commerce Avenue

Longview, WA 98632

(360) 423-9800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

DECEMBER 31, 2009

This Proxy Statement and the accompanying Proxy Card are being sent to shareholders on or about December 8, 2009 in connection with the solicitation of proxies by the Board of Directors of Cowlitz Bancorporation (the “Company”) for the annual meeting of shareholders (the “Meeting”) of the Company to be held on Thursday, December 31, 2009 and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting and described in more detail herein.

VOTING AND PROXY PROCEDURE

Shareholders Entitled to Vote.  Shareholders of record as of the close of business on November 16, 2009 are entitled to vote at the Meeting. As of November 16, 2009, there were 5,133,945 shares of the Company’s common stock issued and outstanding and 342 shareholders of record.

Quorum.  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Company’s common stock is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining the existence of a quorum.

Voting by Proxy.  When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted:

■	FOR the election of the Board of Directors’ nominees for director; and
■	FOR the proposed amendment to our Restated Articles of Incorporation (the “Amendment”). See Agenda Item 2 and Exhibit A.

You may also vote by telephone or via the Internet. For more information regarding how to vote using any of these methods, please refer to the instructions on the enclosed Proxy Card.

If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy Card to vote in accordance with their judgment on such matters. Please mark, sign and date the enclosed proxy and return it in the postage-paid envelope provided or vote by telephone or Internet by following the instructions on the proxy card. If a broker, bank or other nominee holds your shares, follow the instructions on the card sent to you by the broker, bank or other nominee. You are welcome to attend the meeting even if you vote by proxy.

How Votes are Counted.  Each share of our common stock is entitled to one vote on each matter properly presented at the Meeting. The six properly nominated individuals receiving the largest number of affirmative votes cast at the Meeting will be elected as directors. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Abstentions and broker non-votes will not affect the election of directors.

The Amendment requires the approval of a majority of our common shares outstanding as of the record date. Abstentions and broker non-votes will not count as a vote cast on the Amendment and has the same effect as a vote against the proposal.

Revocation of a Proxy; Voting at the Meeting.  Shareholders who execute and submit proxies retain the right to revoke them at any time before they are voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company at the address above, by submitting a proxy bearing a later date prior to the Meeting, or by casting a ballot at the Meeting. Attendance at the Meeting will not automatically revoke a proxy. You must request a ballot and vote in person to revoke a prior granted proxy. If a broker, bank or other nominee holds your shares, you will need to contact the nominee to revoke a proxy or to change your vote. Unless you contact your broker or other nominee for a “legal proxy,” you will not be able to vote or revoke a proxy at the Meeting if a nominee holds your shares.

Costs of Solicitation.  The Company will bear the cost of this proxy solicitation. We expect to engage an outside firm to assist with solicitation of proxies, and may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax or letter, without extra compensation.

Shares Owned by Directors and Executive Officers.  As of November 16, 2009, directors and executive officers beneficially owned 406,022 shares of our common stock, of which 49,522 shares are entitled to vote. Those shares represent approximately 1.0% of the shares entitled to vote at the meeting.

Additional Information.  If you have any questions about the annual meeting or submitting your proxy, or if you need additional copies of this Proxy Statement or Proxy Card, please call Lynda Larrabee, Vice President & Chief Administrative Officer, at (360) 423-9800.

WE REQUEST THAT SHAREHOLDERS COMPLETE, DATE AND SIGN THE

ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD;

BOARD ATTENDANCE AT THE MEETING

Comments and questions directed to the Company’s Board of Directors should be submitted to the Company’s Corporate Secretary, Lynda Larrabee, at Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, WA 98632. These comments will be communicated to the Board of Directors at its next regular meeting. The Company does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, but strongly encourages attendance by all directors. All directors attended the 2008 annual meeting of shareholders.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information regarding the beneficial ownership of the Company’s common stock with respect to each person known to the Company to own more than 5% of the Company’s outstanding common stock, directors and executive officers of the Company and by all directors and executive officers as a group (8 persons) as of November 16, 2009. Each beneficial owner has the sole power to vote and to dispose of all shares of the Company’s common stock owned by such beneficial owner. The only class of capital stock outstanding is the Company’s common stock. The address of each officer and director is care of Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, WA 98632.

Name & Position of Beneficial Owner	Total Shares(1)	Options(1)	Percentage

Directors and Executive Officers
Ernie D. Ballou – VP & Director	100,580	96,000	*
Richard J. Fitzpatrick – President, CEO & Director	162,368	160,000	*
Brian E. Magnuson – Director	11,000	10,000	*
John M. Petersen – Director	14,415	10,000	*
Phillip S. Rowley – Chairman	35,500	25,000	*
Linda M. Tubbs – Director	15,000	10,000	*
Gerald L. Brickey – VP & Chief Financial Officer	35,259	20,000	*
Lynda Larrabee – VP, Administrative Officer & Secretary	31,900	25,500	*

All directors and executive officers as a group	406,022	356,500	7.91%

5% Shareholders
Benjamin Namatinia(2)
601 Columbia Street, APT 201, Vancouver, WA 98660	724,763	-	14.12%
Crescent Capital VI, LLC(3) 11624 SE 5th St. Suite 200, Bellevue, WA 98005	1,508,360	-	29.38%

*	Less than 1%
(1)	Includes options currently exercisable or exercisable within 60 days.
(2)	As reported on a Form 4/A filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2005.
(3)	As reported on a Schedule 13D filed with the SEC on November 16, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors and all persons who own more than 10% of the outstanding shares of the Company’s common stock to file initial reports of beneficial ownership and all subsequent changes in beneficial ownership of the Company’s common stock and other equity securities of the Company with the SEC.

Based solely on review of copies of the forms provided to the Company and the representations by the executive officers and directors, the Company believes, to the best of its knowledge, that all Section 16(a) filing requirements were satisfied for the fiscal year ending December 31, 2008.

AGENDA ITEM 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that directors are elected to serve approximately one-year terms of office. The Bylaws establish the number of directors between five and ten, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at six.

Six directors have been nominated by the Board of Directors for election at the Meeting to serve until the 2010 annual meeting of shareholders and until the director’s successor is elected and qualified. Unless authority to vote is withheld on a proxy, properly executed proxies will be voted FOR the nominees identified below. Each of the nominees has consented to serve as a director. If any nominee becomes unable to serve as a director, the Board of Directors may designate a substitute nominee and the persons named as proxies will vote for the substitute nominee. We have no reason to believe any nominee will be unavailable. The Board of Directors nominated the following individuals, each of whom currently serves as a director:

Ernie D. Ballou

Richard J. Fitzpatrick

Brian E. Magnuson

John M. Petersen

Phillip S. Rowley

Linda M. Tubbs

The Board of Directors unanimously recommends that our shareholders vote “FOR” the election of its six nominees.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Ernie D. Ballou, age 61, has served on the Board of Directors since May 2003. He has served as EVP & Chief Credit Administrator of Cowlitz Bank since January 2003 and has served on the Cowlitz Bank Board of Directors since February 2003. He also serves as VP/Credit Administrator for the Company. Mr. Ballou has over 30 years of lending experience, including 25 years with First Interstate Bank (now Wells Fargo Bank), most recently serving as Senior Vice President and Senior Credit Administrator for the Northwest Region. Prior to joining Cowlitz, Mr. Ballou was self-employed, initiating credit training seminars and conducting independent credit reviews for banking institutions.

Richard J. Fitzpatrick, age 60, has served as President/CEO and as a director of the Company and Cowlitz Bank since March 2003. Prior to joining Cowlitz, Mr. Fitzpatrick spent nine years with Banknorth Group Inc., most recently as Regional President, responsible for operations in Vermont and New York. Other positions he held include Chief Banking Officer responsible for Banknorth Group Inc.’s seven banks, and President and Chief Executive Officer of Howard Bank, a subsidiary of Banknorth Group, Inc.

Brian E. Magnuson, age 53, joined the Board of Directors in December 2005. Mr. Magnuson currently serves on the Company’s Audit, Compensation and Corporate Governance Committees. He is President of Cascade Networks, specializing in high-speed wireless and fiber optic Internet, a position he has held since 2003. Mr. Magnuson co-founded Cascade Networks in 2001. Mr. Magnuson is an active member and resident of the Longview, Washington community.

John M. Petersen, age 59, was appointed to the Board of Directors of the Company and Cowlitz Bank in September 2004. Mr. Petersen serves on the Company’s Audit and Compensation Committees and chairs the Corporate Governance Committee. He also serves as Chairman of the Cowlitz Bank Trust Committee. Mr. Petersen currently holds the position of Senior Vice President of CB Richard Ellis, a commercial real estate investment-banking firm, where he has worked since 2001. He has also held several senior positions at Bank of America and Security Pacific Bank. Mr. Petersen is an active community leader in the Portland area, currently serving as the First Vice President of the Portland State University Foundation Board, serving on their executive committee and real estate committee, as well as other board committees.

Phillip S. Rowley, age 63, was appointed to the Board of Directors of the Company and Cowlitz Bank in August 2003. Mr. Rowley has served as Chairman of the Board of Directors since March 2004. He also serves as Chairman of the Company’s Audit Committee and serves on the Company’s Compensation Committee and on the Cowlitz Bank Trust and Asset/Liability Committees. Mr. Rowley is currently the President and CEO of Treasury Management Services, Inc., providing consulting in asset/liability management, investment portfolio management and corporate funding strategies, as well as board and executive management training in these associated areas of banking. He founded Treasury Management Services in 1998. He also serves on the faculties of several premier banking schools. Mr. Rowley has held several positions for various banks during his 37-year banking career.

Linda M. Tubbs, age 62, was appointed to the Board of Directors of the Company and Cowlitz Bank in September 2004. Ms. Tubbs serves as Chairwoman of the Company’s Compensation Committee and of the Cowlitz Bank Board of Directors. She also serves on the Company’s Audit and Corporate Governance Committees. Ms. Tubbs is active in the Vancouver, Washington community. She retired from Wells Fargo in 1998, where she was an Executive Vice President, managing commercial banking in Oregon, Washington, Idaho and Utah.

INFORMATION REGARDING EXECUTIVE OFFICERS

The age, position and experience of the Company’s executive officers, other than Richard J. Fitzpatrick and Ernie D. Ballou, about whom information is provided above, are as follows:

Gerald L. Brickey, 56, joined the Company in December 2005. Prior to joining the Company he held the position of Controller at Pope & Talbot, Inc., a New York Stock Exchange listed forest products company, headquartered in Portland, Oregon, from 1998 to 2005. Mr. Brickey has over 20 years of financial services industry experience. He currently holds the positions of Vice President/Chief Financial Officer of the Company and Executive Vice President/Chief Financial Officer of Cowlitz Bank.

Lynda Larrabee, 47, joined the Company in 1997. Ms. Larrabee has 20 years of banking experience. She currently holds the positions of Vice President/Chief Administrative Officer and Corporate Secretary of the Company and Senior Vice President/Chief Administrative Officer of Cowlitz Bank.

CORPORATE GOVERNANCE

The Board of Directors conducts its business through regular meetings and through its Audit Committee, Compensation Committee and Corporate Governance Committee. During 2008, the Board of Directors held 11 regular meetings and two special meetings. Each director serving in 2008 attended at least 75% of the regular and special meetings, and of the meetings of committees on which he or she served.

The Board of Directors has reviewed each director’s relationship to the Company to determine board independence, and has determined that the following directors qualify as “independent” as defined in the NASDAQ listing standards: Brian Magnuson, John Petersen, Phillip Rowley and Linda Tubbs. In determining the independence of directors, the Board of Directors considered each director’s response to a director questionnaire in which each of the independent directors indicated that they had no transactions with the Company other than banking transactions in the ordinary course of business. The Board of Directors also considered that directors are required to report conflicts of interest to the Company under the Company’s Code of Ethics and Business Conduct Policy and no directors reported a conflict.

The Audit Committee operates pursuant to a written charter, which is available on our website, www.cowlitzbancorporation.com. The primary responsibilities of the Audit Committee are to recommend the selection of the Company’s independent auditors, review with the independent auditors the Company’s financial statements to determine if the Company is applying the appropriate accounting policies, and consult with the independent auditors on the Company’s internal accounting controls. Each member of the Audit Committee is an independent director as defined under Rule 5605(a)(2) of the NASDAQ listing standards. The Board of Directors believes that each of the current members of the committee has employment experience that provides them with appropriate financial sophistication to serve on the committee. In addition, the Board has reviewed the qualifications of the members of the committee and has determined that Phillip Rowley possesses the requisite financial knowledge and experience to qualify as an “audit committee financial expert.” The Audit Committee met five times in 2008. The Audit Committee members include: Phillip Rowley, Chairman; Brian Magnuson; John Petersen; and Linda Tubbs.

The Compensation Committee operates pursuant to a written charter, which is available on our website. The Compensation Committee reviews and approves compensation for Company executives, including salaries and bonus plans, equity incentive grants and other benefits. The Compensation Committee also oversees the Company’s 2003 Stock Incentive Plan, Employee Stock Purchase Plan and Stock Appreciation Rights Plan. The Compensation Committee met five times in 2008. The Compensation Committee members include: Linda Tubbs, Chairwoman; Brian Magnuson; John Petersen; and Phillip Rowley.

The Corporate Governance Committee operates pursuant to a written charter, which is available on our website. The Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to become board members, determining the composition of the Board of Directors and its committees, developing and implementing effective corporate governance policies and procedures, developing and enforcing the Code of Conduct and Ethics Policy, monitoring a process to assess the effectiveness of the Board of Directors, its members and its committees, and ensuring the Company is in compliance with NASDAQ listing standards. The Corporate Governance Committee met twice in 2008 and its members include: John Petersen, Chairman; Brian Magnuson; Phillip Rowley; and Linda Tubbs.

NOMINATION PROCEDURES

There have been no changes to the nomination procedures since the date of the proxy statement for the 2008 annual meeting of shareholders. The Corporate Governance Committee, which has a charter and consists entirely of independent directors, performs the functions of a nominating committee. The Corporate Governance Committee Charter includes the following factors that the committee will consider in potential board candidates: professional experience, other directorships, personal skills and expertise in technology, finance, marketing, financial reporting and areas unique to the Company. The committee also gives consideration to geographic location, time and educational commitment, integrity and reputation of director candidates.

A shareholder may recommend a candidate for consideration. Such recommendation will be reviewed and evaluated by the Corporate Governance Committee. The committee will use the same procedures and criteria for evaluating potential nominees recommended by shareholders as it does for potential nominees selected by the Company. Shareholder recommendations for Board of Directors candidates should be submitted to the Company’s Corporate Secretary, Lynda Larrabee, at Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, WA 98632. In 2008, the Company did not hire any third party to recommend potential Board of Directors candidates. When there is a vacancy on the Board of Directors, or when the Corporate Governance Committee recommends expanding the Board of Directors, the committee generally consults with business associates, community leaders, legal counsel and other professionals to identify potential candidates.

In addition, the Company’s Bylaws permit shareholders who are entitled to vote at the annual meeting of shareholders to nominate individuals to stand for election provided notice of such nomination is received by the Company’s Secretary at our principal executive offices in Longview, Washington at least 90 days before the first anniversary of the date on which the Company first mailed proxy materials for the prior year’s annual meeting of shareholders. The nomination notice must state the name, age and business and residence addresses of the nominee and the nominating shareholder; the number of shares held of record by the nominee and the nominating shareholder and any other shares that are directly or indirectly beneficially owned; principal occupation of the nominee; and all other information regarding the nominee that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required in each case pursuant to Schedule 14A under the Exchange Act. The notice must also be accompanied by a signed consent from each proposed nominee that such nominee consents to being named in and having information regarding such nominee included in any proxy materials or other communications to shareholders if the Company chooses to do so and agrees to serve as a director if elected.

Within the timeframe required by our Bylaws, Crescent Capital VI, LLC, our largest shareholder, gave written notice of its nomination of five candidates to stand for election at this annual meeting of shareholders. However, prior to the sending of the notice of this annual meeting of shareholders, Crescent Capital VI, LLC withdrew its nominations. Other than those withdrawn nominations, the Company has not received any director nominations from shareholders for this annual meeting.

CODE OF ETHICS AND BUSINESS CONDUCT POLICY

The Company has adopted a Code of Ethics and Business Conduct Policy. This Policy requires all employees and directors to avoid conflicts of interest, comply with all laws and regulations, conduct business in an ethical manner, adhere to appropriate confidentiality standards and act in the Company’s best interest. A copy of the Policy is available on our website, www.cowlitzbancorporation.com.

EXECUTIVE COMPENSATION

The Board of Directors, through its Compensation Committee (the “Committee”), is responsible for establishing and administering our executive compensation program. In accordance with its charter, the Committee annually reviews the executive compensation program and recommends to the Board of Directors for its approval appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used. The Committee is comprised of four members; each member must be independent. The Committee is also responsible for reviewing and recommending for board approval the annual compensation for directors.

The Committee works closely with management and the Board of Directors to develop compensation plans for the Company. Each year, the CEO presents to the Committee, for their review, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the Company’s compensation plan, and makes recommendations for the compensation of other executive officers. The Committee reviews the recommendations of the CEO and determines the annual compensation of named executive officers. After approving the final compensation packages of named executive officers, the Committee recommends the packages to the full Board of Directors for final approval.

The Committee relies on various industry compensation surveys, including the Northwest Financial Industry Salary Survey, data regarding Western United States publicly held banks and bank holding companies from SNL Financial and other publicly available information collected by the Company’s human resource department, to establish the compensation levels of executive officers employed by financial institutions in the Pacific Northwest that are similar in size to the Company (based on total assets). From time to time the Committee engages third party consultants to provide additional data and analysis. Using the information provided by the research and consultants, along with other factors such as meeting organizational goals, implementation of business strategies, specific and overall performance and increasing shareholder value, the Committee considers the appropriate combination and amount of salary, bonus and equity-based compensation to accomplish the Company’s compensation goals and objectives.

Philosophy.  The Company’s executive compensation program is designed to:

■	attract, motivate and retain key executive officers; and
■	focus the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased shareholder value.

The Company believes that an effective compensation program should create a strong link between an executive’s total earnings opportunity and the Company’s short-term and long-term performance, which is established by basing a portion of compensation on the achievement of predetermined financial targets and operational goals and objectives. The Company utilizes a mix of salary, short-term cash incentive bonus, equity-based compensation and retirement plans to meet its objectives. Levels of individual compensation vary based on each officer’s experience, individual performance, overall value to the business and level of responsibility, and contribution to and responsibility for implementing and advancing the Company’s business strategies.

In addition to a competitive base salary to attract and retain talented executives, the Company establishes an annual cash bonus plan to reward the executive management team for attaining goals and objectives designed to align the executives with the strategic goals of the Company. The Company also offers equity-based compensation that encourages the executive officers to focus on maximizing shareholder wealth long-term and allows them to participate in the growth and financial success of the Company. The Company believes that a retirement plan for our CEO and Chief Credit Administrator is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives in these key positions.

Even though tax considerations are not a compelling factor in determining compensation, the Company attempts to maximize the tax benefits related to compensation expense. The Committee intends all compensation to be rule 162(m) compliant to permit the Company to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation close to the $1,000,000 threshold. Additionally, employment agreements with executives provide for the reduction of payments in the event of a change in control should such payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Elements of Compensation.  The compensation package for executive officers consists of base salary, bonus, equity compensation and retirement benefits.

Base Salary.  Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business, permitting the Company to pay base salaries to help attract and retain high quality employees. The Committee has the discretion to adjust salaries based on skill level of the executive. The Committee has not established a targeted percentile relative to similarly sized financial institutions for base salary or for overall compensation. In 2008, the Committee reviewed the survey data provided and determined that salary levels and total compensation were competitive. In December 2008, the Committee voted to increase the base salary of each of the named executive officers by 3%. The Committee based its decision on the survey data.

Nonequity Incentive Compensation.  The Company adopts an annual bonus plan that provides for a variable cash payment opportunity based on individual and Company performance. The bonus plan compensates executives for obtaining short-term goals and objectives, which the Committee designs to promote long-term growth and enhanced shareholder value. The Committee selects objective criteria, primarily financial results, at the beginning of the year based on the Company’s budgeted targets and also subjective criteria, often based on specific Company business goals for the year.

Equity Compensation.  The Committee believes that having a portion of total compensation tied to the performance of the Company’s stock is an important component of compensation. In 2003, shareholders approved the Company’s 2003 Stock Incentive Plan, under which the Company could issue nonqualified stock options and restricted stock grants to management and directors. The 2003 Stock Incentive Plan provides an additional form of compensation that focuses on the long-term success of the Company and aligns the interests of shareholders and management. In the fall of 2006, the Board of Directors approved a Stock Appreciation Rights Plan, in order to provide long-term compensation to key employees tied to any increase to shareholder value. The Stock Appreciation Rights Plan provides for cash-settled stock appreciation rights, or SARs, which do not dilute the interests of existing shareholders but provide a reward to the executive officers as the value of the Company increases.

Retirement Benefits.  Retirement benefits are an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. The Company’s executive compensation program includes matching contributions for our 401(k) plan, and discretionary profit sharing as an additional non-matching component of the 401(k) plan. The President/CEO and the EVP/Credit Administrator also have Supplemental Executive Retirement Plans, or SERPs. The SERPs provide a benefit based on years of service and final average compensation. The benefits are described in detail below.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table.  The following table sets forth the annual compensation earned during 2008 and 2007 by the Company’s “named executive officers,” as defined in Item 402(m)(2) of Regulation S-K.

Name and Principal Position	Year	Salary	Stock Awards	Option (and SAR) Awards(1)	Nonequity Incentive Plan Compensation	All Other Compensation(2)	Total Compensation

Richard J. Fitzpatrick President & CEO	2008 2007	$285,934 $272,318	$113,467 -	$8,183 $33,707	- $77,805	$16,291 $10,839	$423,875 $394,669

Ernie Ballou Vice President	2008 2007	$201,297 $191,711	$68,079 -	$8,506 $20,201	- $41,081	$12,169 $6,830	$290,051 $259,823

Gerald L. Brickey Vice President & CFO	2008 2007	$176,400 $168,000	$31,771 -	$3,097 $11,569	- $45,360	$5,250 $4,200	$216,518 $229,129

(1)	Dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R; the assumptions used to calculate FAS 123R value for the stock appreciation rights and option awards are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.
(2)	Includes automobile expense and Company contribution to 401(k) Plan.

Narrative Disclosure to Summary Compensation Table.

Employment Agreements.  Richard J. Fitzpatrick entered into an employment agreement with the Company effective on February 10, 2003, which has a five-year term, with the agreement that on the third anniversary and each anniversary thereafter the term shall be extended for an additional one year period unless either party delivers written notice of his or its intent not to extend the term. No such notice has been delivered by February 10, 2009, thus the contract is currently extended to February 11, 2012. The term, however, will end no later than the anniversary following Mr. Fitzpatrick’s 65th birthday. Under the employment agreement, Mr. Fitzpatrick’s base salary is subject to annual review and appropriate upward adjustments. Under the agreement, Mr. Fitzpatrick is entitled to receive a bonus of at least 30% of salary and additional stock options, provided specific performance goals are met. The agreement contains a covenant not to compete during the employment period and for a period following termination equal to the number of months for which Mr. Fitzpatrick is entitled to severance payment of employment or twelve months, whichever is greater.

Ernie Ballou entered into an employment agreement with the Company on January 13, 2003, subsequently amended October 26, 2005. Mr. Ballou’s initial base salary was $160,000 per year, subject to annual review and appropriate upward adjustments. Mr. Ballou’s agreement initially entitled him to receive 25% of his base salary as annual bonus and additional stock options, provided specific performance goals are met. The agreement contains a covenant not to compete during the employment period and for a six-month period following termination.

Gerald L. Brickey entered into an employment agreement with the Company on December 28, 2005, subsequently amended March 26, 2008. Mr. Brickey’s initial base salary was $160,000 per year. Mr. Brickey is entitled to receive 25% of his base salary as incentive compensation if he achieves certain management objectives established on an annual basis. The agreement contains a covenant regarding non-solicitation and non-raiding of employees.

In December 2008, the Company amended each of the employment agreements with the named executive officers primarily to bring the agreements into compliance with the provisions of Internal Revenue Code Section 409A and related Treasury regulations. Each of the named executive officer employment agreements provide for benefits upon termination following a change in control, for “good reason” by the officer and by the Company without cause. See “Potential Payments upon Termination or Change in Control” below.

Option Awards and Stock Appreciation Rights.    In 2008, the named executive officers received fully vested stock awards under our 2003 Stock Incentive Plan in the following amounts: Mr. Fitzpatrick—18,307 shares; Mr. Ballou—10,984 shares; and Mr. Brickey—5,126 shares. In 2008, the named executive officers received cash-settled stock appreciation right awards under our 2007 Stock Appreciation Rights Plan in the following amounts: Richard Fitzpatrick—35,000; Ernie Ballou—21,000; and Gerald Brickey—14,000. In 2007, none of the Company’s executive officers received stock option or stock awards. In 2007, the named executive officers received cash-settled stock appreciation right awards under our 2007 Stock Appreciation Rights Plan in the following amounts: Richard Fitzpatrick—50,000; Ernie Ballou—30,000; and Gerald Brickey—14,000.

Each stock appreciation right represents the right to receive an amount equal to the excess of the fair market value of a share of the Company’s common stock on a valuation date over the fair market value of a share of the Company’s common stock on the award date. On a valuation date, the excess amount is credited to a bookkeeping account and credited with interest on a monthly basis at the 5-year LIBOR swap rate plus one percent with the rate adjusted quarterly. Stock appreciation rights vest 20% on the date of grant and 20% on each anniversary of the grant with accelerated vesting upon death, disability, a change in control and upon retirement after reaching age 62 while employed with at least five years of service. Unvested rights are forfeited upon termination. Stock appreciation rights automatically convert at 10 years from the date of grant and can be converted into the deemed investment account at any time upon election of the recipient. Stock appreciation rights do not have dividend or voting rights or any other rights of the owner of an actual share of our common stock. Recipient accounts are distributed upon termination or, if elected by the recipient in advance, a specific distribution date not later than the later of termination or the January following the recipient’s 65th birthday.

Nonequity Incentive Compensation.    In 2008, the criteria under each executive’s nonequity incentive compensation plan included: net income and earnings per share, return on assets, loan quality (measured by delinquency rates), loan production and satisfactory regulatory compliance. In addition, the Compensation Committee considers subjective goals such as improvements in product offerings, overall process improvements, employee relations and morale, community involvement and Board of Directors relations. For 2008, the named executive officers received no nonequity incentive compensation.

Outstanding Equity Awards at Fiscal Year-End.  The following table indicates outstanding stock options and stock appreciation rights.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date

Richard J. Fitzpatrick
Stock Option	50,000		$ 6.87	02-10-13
Stock Option	50,000		$10.73	12-31-13
Stock Option	25,000		$10.91	01-03-15
Stock Option	35,000		$14.40	12-31-15
Stock Appreciation Right	14,000	21,000	$16.65	01-24-17
Stock Appreciation Right	10,000	40,000	$ 9.15	02-25-18

Ernie Ballou
Stock Option	30,000		$ 6.86	01-13-13
Stock Option	30,000		$10.73	12-30-13
Stock Option	15,000		$10.91	01-03-15
Stock Option	21,000		$14.40	12-31-15
Stock Appreciation Right	8,400	12,600	$16.65	01-24-17
Stock Appreciation Right	6,000	24,000	$ 9.15	02-25-18

Gerald L. Brickey
Stock Option	20,000		$14.40	12-31-15
Stock Appreciation Right	5,600	8,400	$16.65	01-24-17
Stock Appreciation Right	2,800	11,200	$ 9.15	02-25-18

(1)	Stock appreciation rights vest 20% per year beginning on the date of grant.

Additional Narrative Disclosure.

Pension Benefits.  Under the terms of his SERP, if Mr. Fitzpatrick remains employed until age 65, he will receive monthly benefits until the later of his death or his spouse’s death. If his employment terminates before age 65, he will begin receiving benefits at age 65 and such benefits will continue until the later of his death or his spouse’s death. The aggregate retirement benefit is determined actuarially so that the aggregate amount paid until termination of the benefit will equal the average of his three highest years of base salary and bonus multiplied by (a) 1.5%, (b) the number of whole plus fractional years since February 10, 2003, and (c) the number of whole plus fractional years of his predicted life expectancy after age 65. If Mr. Fitzpatrick dies while employed by the Company, his spouse will receive payments starting on the date Mr. Fitzpatrick would have reached age 65 until his spouse’s death, based on annuitizing the amount accrued for the SERP benefit as of the date of his death for her life expectancy.

Mr. Ballou’s SERP provides for a retirement benefit to be paid commencing the later of the month following his 65th birthday or six months following termination of his employment and continuing until the later of his death or his spouse’s death. The annual amount of the benefit is determined actuarially to be an amount that if paid from the commencement date until the later of his or his spouse’s death would in total equal a base amount. The base amount is calculated based on an average of his highest three years of base and bonus compensation, multiplied by the product of (a) 1.5%, (b) the number of whole plus fractional years of his employment with the Company since January 1, 2007, and (c) the number of whole plus fractional years of his predicted life expectancy after age 65. If Mr. Ballou’s employment terminates early, the amount of the benefit is subject to reduction pursuant to a vesting schedule. In 2008, he was 60% vested and the benefit vests 20% on January 1st of each of 2009 and 2010, so that as of January 1, 2010 he will be 100% vested in the benefit. If Mr. Ballou’s employment terminates due to permanent disability, he will be 100% vested in the benefit. If Mr. Ballou dies while employed by Cowlitz, his spouse will receive payments starting on the date Mr. Ballou would have reached age 65 until his spouse’s death, based on annuitizing the amount accrued as of the date of his death for her life expectancy.

The change in the actuarial present value of pension benefits for 2008, which represents the expense to the Company, was $69,052 for Mr. Fitzpatrick and $29,943 for Mr. Ballou compared with $57,893 and $34,410, respectively, for 2007.

Potential Payments upon Termination or Change in Control.  The discussion below reflects the amount of compensation that would be paid to the Company’s named executive officers upon termination of each of the officer’s employment under various circumstances. The amounts shown assume a termination date of December 31, 2008 and, in the change in control discussion, a change in control during 2008. The exact values will differ upon the actual date of termination due to changes in salary and bonus and the cost of welfare benefits. Each employment agreement and the SERPs provide for payments upon termination of employment, including termination associated with a change in control of the Company, as described in this section.

Under his SERP, Mr. Fitzpatrick would have been entitled to receive $33,885 per year had his employment terminated for any reason on December 31, 2008. As of December 31, 2008, Mr. Ballou was 60% vested in his SERP and would have been entitled to receive $6,289 per year had his employment terminated for any reason on that date.

If the Company terminates a named executive officer for cause, the Company will not be obligated to pay the officer any additional compensation or benefits under the employment agreements. The definition of “cause” is provided for in each officer’s employment agreement. If a named executive officer voluntarily terminates employment with the Company without having “good reason” to do so, the executive is not entitled to any additional salary, cash bonus, severance pay or continuation of benefits under the employment agreements. The circumstances that give rise to “good reason” for an executive to terminate employment are defined in each executive’s employment agreement.

Upon involuntarily termination by the Company of a named executive officer without cause or termination by the officer for good reason, each officer is entitled to a payment under his employment agreement. The table below presents the amounts each named executive officer would have been entitled to receive upon such termination:

Named Executive Officer	Amount

Richard J. Fitzpatrick	$1,076,731

Ernie Ballou	$223,130

Gerald Brickey	$176,400

Mr. Fitzpatrick’s employment agreement provides that he is entitled to receive continuation of his base salary for the balance of the term of his employment agreement if he is terminated without cause or leaves the Company for good reason. As of December 31, 2008, the term of his employment agreement was scheduled to expire on February 11, 2011. Under Mr. Ballou’s employment agreement, his severance benefit following a termination without cause or for good reason is paid in installments over 12 months and is equal to 12 months base salary plus continued insurance and auto benefits for up to 12 months. Under Mr. Brickey’s employment agreement, he would be entitled to receive 12 months salary if he is terminated by the Company other than for cause.

In the event of termination as a result of death or disability, Mr. Ballou would have been entitled to receive $41,081, equal to the bonus paid to Mr. Ballou the prior year prorated, if at all, based on the number of months of service in the year of termination. Mr. Fitzpatrick and Mr. Brickey would not have been entitled to any payments under their respective employment agreements had they died or become disabled on December 31, 2008.

The employment agreements for the named executive officers provide for payment of the following severance amounts upon termination within two years following a change in control by the Company without cause or by the officer for good reason. If a change in control had been announced or occurred prior to December 31, 2008 and termination occurred as of December 31, 2008, the named executive officers would have received the following:

Named Executive Officer	Amount

Richard J. Fitzpatrick	$1,612,895

Ernie Ballou	$537,025

Gerald Brickey	$459,224

Mr. Fitzpatrick’s benefit is paid in a lump sum and is equal to three times the sum of his highest annual base salary, highest performance bonus, value of contributions the Company would have made to or for his account in a retirement plan and the value of annual welfare benefit plan contributions. Mr. Ballou’s benefit is paid in a lump sum and is equal to 24 months base salary, two times the amount of the highest bonus paid in the two years preceding termination, continued insurance coverage for up to 24 months and continued use of the Company provided automobile and reimbursement of auto insurance for up to 24 months. Mr. Brickey’s benefit is equal to 24 months salary, two times the highest bonus paid to him in the two years prior to the change in control and continuing insurance benefits for up to 24 months.

The agreements provide for reduction of payments that are considered an “excess parachute payment” under Internal Revenue Code Section 280G, to an amount that will not be considered an “excess parachute payment.”

Director Compensation.  The following table provides information on the compensation of non-employee directors in 2008.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total Compensation(1)

Brian E. Magnuson	$23,200	$ (758)	$22,442

John M. Peterson	$19,800	$(3,470)	$16,330

Phillip S. Rowley	$31,700	$ 997	$32,697

Linda M. Tubbs	$29,600	$ 146	$29,746

(1)	The assumptions used to calculate FAS 123R value of the option awards are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K. There were no options granted to directors in 2008. At December 31, 2008, the aggregate number of option awards outstanding for the directors was as follows: Mr. Magnuson 10,000; Mr. Peterson 10,000; Mr. Rowley 25,000; and Ms. Tubbs 10,000. The aggregate number of SAR awards at December 31, 2008 was: Mr. Magnuson 7,000; Mr. Peterson 10,500; Mr. Rowley 14,000; and Ms. Tubbs 14,000.

In 2008, the non-employee directors received the following for meetings attended:

	Personal Attendance	Call-in Attendance
Cowlitz Bank and Bancorporation Board of Directors
Chairman	$1,250	$500
Directors	$ 750	$250
Special Meetings(1)	$ 750	$300

Audit Committee
Chairman	$ 400	$200
Members	$ 200	$100

Compensation Committee
Chairman	$ 500	$300
Members	$ 300	$100

Corporate Governance Committee
Chairman	$ 300	$200
Members	$ 200	$100

(1)	The Chairman receives the same compensation as other directors for personal and call-in attendance at special meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	387,000	$10.89	1

Equity compensation plans not approved by shareholders(1)	285,066	$11.11	-

Total	722,136	$10.98	1

(1)	231,466 shares with a weighted average exercise price of $11.68 were issued as part of the acquisition of Northern Bank of Commerce (“NBC”) in 2000 to NBC’s directors and its President/CEO. The balance has been issued as hiring incentives to senior management level employees.

AGENDA ITEM 2 - REVERSE STOCK SPLIT

Introduction.  The Board of Directors is seeking shareholder approval of an amendment to our Restated Articles of Incorporation to give the Board of Directors authorization to effect a one-for-ten reverse stock split of shares of our common stock issued and outstanding (the “Reverse Split”), with payment of cash for any resulting fractional shares, and to maintain the current authorized number of shares of our common stock at 25 million (the “Amendment”), without further approval of our shareholders, upon a determination by our Board of Directors that such Amendment is in the best interests of the Company and its shareholders, at any time before our 2010 annual meeting of shareholders. The full text of the proposed Amendment is attached to this Proxy Statement as Exhibit A.

The intention of the Board of Directors in effecting the Reverse Split would be to increase the stock price sufficiently above the $1.00 minimum bid price requirement that is required for continued listing on The NASDAQ Capital Market in order to sustain long term compliance with the NASDAQ listing requirements. The Board of Directors, in its sole discretion, can elect to abandon the Reverse Split in its entirety.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our common stock outstanding immediately following the Reverse Split as such shareholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Split.

Although the Reverse Split will not have any dilutive affect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Amendment maintains the current authorized number of shares of common stock at 25 million. As a result, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. Because our common stock is traded on The NASDAQ Capital Market, shareholder approval must be obtained, under applicable NASDAQ rules, prior to the issuance of shares for certain purposes, including the issuance of shares of the Company’s common stock equal to or greater than 20% of the Company’s then outstanding shares of common stock in connection with a private refinancing or an acquisition or merger, unless an exemption is available.

The Reverse Split is not part of a broader plan to take the Company private.

Reasons for the Reverse Split.  The Board of Director’s primary objective in proposing the Reverse Split is to raise the per share trading price of our common stock. The Board of Directors believes that by increasing the market price per share of our common stock, the Company may meet and maintain compliance with the NASDAQ listing requirements. The Board of Directors believes that the liquidity and marketability of our common stock will be adversely affected if it is not quoted on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. The Board of Directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains quoted on The NASDAQ Capital Market.

The Board of Directors also believes that the Reverse Split and any resulting increase in the per share price of our common stock should enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on The NASDAQ Capital Market.

NASDAQ Requirements for Continued Listing.  The Company announced on September 21, 2009 that it received a letter from The NASDAQ Stock Market on September 15, 2009 providing notice that, for the last 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares of $5 million as required for continued listing on The NASDAQ Global Market by Nasdaq Listing Rule 5450(b)(1)(C). As it was unlikely the Company would meet the $5 million minimum market value threshold for continued listing on The Nasdaq Global Market, the Company announced that it intended to apply to transfer its securities to The Nasdaq Capital Market.

On October 8, 2009, the Company announced that effective that day, the Company’s common stock would be listed on The Nasdaq Capital Market and that the Company was currently in compliance with all listing requirements of The Nasdaq Capital Market. Since October 8, 2009, the Company’s stock price from time to time has dropped below the $1.00 minimum bid price requirement that is required for continued listing on The NASDAQ Capital Market.

The Board of Directors has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes it is in the best interests of the Company and its shareholders to effect the Reverse Split to potentially sustain long term compliance with the listing requirements of The NASDAQ Capital Market, including the $1.00 minimum bid price requirement.

Potential Disadvantages of a Reverse Stock Split.  As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our common stock by a factor of ten. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of the Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual shareholder would be reduced if the Reverse Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Although the Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split.  If approved by shareholders at the annual meeting and our Board of Directors conclude that it is in the best interests of the Company and its shareholders to effect a reverse stock split, the Amendment will be filed with the Washington Secretary of State. The actual timing of the filing of the Amendment with the Washington Secretary of State to effect the Reverse Split will be determined by the Board of Directors but will be no later than the 2010 annual meeting of shareholders. Also, if for any reason the Board of Directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Amendment, without further action by our shareholders. The Reverse Split will be effective as of the date of filing with the Washington Secretary of State (the “Effective Time”). We will issue a press release and file a Form 8-K pre-announcing the filing of the Amendment at least 10 days prior to its effective filing date.

Upon the filing of the Amendment, without further action on the part of the Company or the shareholders, the outstanding shares of common stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a reverse split ratio of one-for-ten. For example, if you presently hold 1,000 shares of our common stock, you would hold 100 shares of our common stock following the Reverse Split.

Effect on Outstanding Shares, Options and Certain Other Securities.  If the Reverse Split is implemented, the number of shares of our common stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each shareholder will remain unchanged except for any de minimis change resulting from the payment of cash by the Company in lieu of any fractional shares that such shareholder would have received as a result of the Reverse Split. The number of shares of our common stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Effect on Registration and Stock Trading.  Our common stock is currently registered under the Securities Act of 1933, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock.

If the proposed Reverse Split is implemented, our common stock will continue to be reported on The NASDAQ Capital Market under the symbol “CWLZ” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Split to indicate that the Reverse Split has occurred).

Payment for Fractional Shares; Exchange of Stock Certificates.  The Board of Directors does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold a fractional share because the number of shares of common stock they hold before the Reverse Split is not evenly divisible by the split ratio of one-for-ten will be entitled to receive from our exchange agent, in lieu of such fractional share, cash (without interest and subject to applicable withholding taxes) in the amount equal to the fair market value of such fractional share as of the close of business on the day immediately prior to the Effective Time.

The Company will appoint BNY/Mellon to act as exchange agent for holders of our common stock in connection with the Reverse Split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the Reverse Split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. The funds required to purchase the fractional share interests are available and will be paid from the Company’s then available cash reserves. The Company’s shareholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the Reverse Split or the total amount that it will be required to pay for fractional share interests. However, the Company does not expect that the amount to be paid for fractional share interests will be material.

As of November 16, 2009, the Company had 342 holders of record of the Company’s common stock (although the Company had significantly more beneficial holders). The Company does not expect the Reverse Split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, the Company will mail a letter of transmittal to each shareholder. Each shareholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent the shareholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Shareholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each shareholder payment in lieu of any fractional share and, if elected in the letter of transmittal, a new stock certificate after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s). A shareholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will hold that shareholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, the shareholder will need to return a properly executed and completed letter of transmittal in order to receive any cash payment in lieu of a fractional share.

Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Shareholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Dissenter’s Rights.  Under the Washington Business Corporation Act, certain shareholders are entitled to dissent with respect to the proposed Amendment. Pursuant to Section 23B.13.020 of the Revised Code of Washington, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of an amendment to the articles of incorporation if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash. Accordingly, shareholders with less than 10 shares of our common stock are entitled to dissent from the Amendment. Any such shareholder who is entitled to dissent and who wishes to assert dissenters’ rights must, among other requirements:

■	deliver to the Company before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the Amendment is effected; and
■	not vote such shares in favor of the Amendment.

If you own less than 10 shares of our common stock and meet all the requirements under applicable Washington Law, and follow all of the required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The relevant provisions of Washington law on dissenters’ rights are attached to this Proxy Statement as Exhibit B.

Authorized Shares.  If and when the Board of Directors elects to effect the Reverse Split, the Amendment will concurrently therewith maintain the authorized number of shares of the Company’s common stock at 25 million. Accordingly, there will be no reduction in the number of authorized shares of our common stock in proportion to the reverse stock split ratio. As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. Because our common stock is traded on The NASDAQ Capital Market, shareholder approval must be obtained, under applicable

NASDAQ rules, prior to the issuance of shares for certain purposes, including the issuance of shares of the Company’s common stock equal to or greater than 20% of the Company’s then outstanding shares of common stock in connection with a private refinancing or an acquisition or merger, unless an exemption is available from such approval. Such an exemption would be available if our Audit Committee authorized the filing of an application with NASDAQ to waive the shareholder vote requirement if it believed the delay associated with securing such vote would seriously jeopardize the financial viability of the Company or our subsidiary bank.

The additional shares of our common stock to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of our common stock presently issued and outstanding.

In accordance with our Section 3.6 of Article III of our Restated Articles of Incorporation and Washington law, the Company’s shareholders do not have any preemptive rights to purchase or subscribe for any of the Company’s unissued or treasury shares.

Anti-Takeover and Dilutive Effects.  The purpose of maintaining our authorized common stock at 25 million after the Reverse Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of the Company. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Amendment would give our Board of Directors authority to issue additional shares from time to time without delay or further action by the shareholders except as may be required by applicable law or the NASDAQ rules. The Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board of Directors have any present intent to use the authorized but unissued common stock to impede a takeover attempt.

However, recent losses suffered by the Company and its bank subsidiary has reduced their level of capital below levels necessary to remain “well capitalized” under bank regulatory definitions. To again achieve those levels, it will be necessary to raise additional capital through the sale of common or preferred stock to current or new investors. The Amendment will provide additional shares for any such refinancings. No assurance can be given that additional capital can be raised or could be raised on terms acceptable to the Board of Directors or shareholders.

In addition, the issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in the Company. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences.  As of the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences.  The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (a) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (b) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (“IRC”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of November 16, 2009. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each shareholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

U.S. Holders. The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders.  The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed

Vote Required.  The affirmative vote of a majority of the voting power of the outstanding shares of common stock is required to approve the Amendment. Abstentions and broker non-votes will not count as a vote cast on the Amendment and has the same effect as a vote against the Amendment. The Board of Directors reserves the right not to implement the Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT.

RELATED PARTY TRANSACTIONS

From time to time, Cowlitz Bank has outstanding banking relationships with executive officers, directors, their spouses, associates and related organizations. All such loans are made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral requirements, as comparable transactions with unaffiliated parties. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The Company and Cowlitz Bank do not have a formal process to approve transactions with related persons. Under NASDAQ rules, the Audit Committee must approve all transactions with related persons. Under the Company’s Code of Ethics and Business Conduct Policy, all transactions must be reported to the Board of Directors. Transactions with related persons are reviewed and approved in accordance with NASDAQ rules.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit Committee:  Phillip S. Rowley, Chairman, Brian E. Magnuson, John M. Petersen and Linda M. Tubbs

AUDITORS

Moss Adams LLP serves as the Company’s independent public accountant. Representatives of Moss Adams are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed by Moss Adams for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2008 and the review of the consolidated financial statements included in the Company’s filings on Form 10-Q for fiscal 2008 were $142,840 and for fiscal 2007 were $149,574.

Audit-Related Fees.  In 2008, audit-related fees were $25,063. In 2007, the audit-related fees were $30,386. Audit-related fees in 2008 and 2007 include services associated with audits of employee benefit plans and financial planning and accounting consultation.

Financial Information Systems Design and Implementation Fees.  There were no fees billed by Moss Adams to the Company for financial information systems design and implementation fees for the fiscal years ended December 31, 2008 or 2007.

Tax Fees.  Tax fees for the year 2008 were $16,870 and $17,314 for the year 2007, relating to filing of federal and local tax returns.

All Other Fees.  Fees billed to the Company for other services rendered by Moss Adams for the fiscal year ended December 31, 2008 and 2007 were $0 and $631, respectively.

Pre-Approval Policies.  The Audit Committee selects and oversees our independent auditors. Audit Committee policy prohibits Moss Adams from providing certain non-audit services to us and requires all audit and permissible non-audit services provided by Moss Adams to be pre-approved by the Audit Committee. In determining whether to pre-approve the provision by Moss Adams of a permissible non-audit service, the Audit Committee considers whether the provision of the service could impair the independence of Moss Adams with respect to us. The Audit Committee considers the facts and circumstances of the proposed engagement, including whether Moss Adams can provide the service more effectively and economically than other firms because of its familiarity with our businesses and operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services provided to us by Moss Adams and the fees paid to Moss Adams for those services. The Audit Committee requires competitive bidding for non-audit services unless it is not warranted because of the facts and circumstances of the proposed engagement. Moss Adams may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002.

Independence.  The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Moss Adams’s independence.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Under SEC rules, the Company must receive a shareholder proposal on or before August 11, 2010 to consider it for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2010 annual meeting of shareholders. However, if the date of the 2010 annual meeting of shareholders changes by more than 30 days from the date of the 2009 annual meeting of shareholders, then the Company must receive a shareholder proposal within a reasonable time before the Company begins to print and send its proxy materials for the 2010 annual meeting for such inclusion. The Company expects that the 2010 annual meeting of shareholders will change by more than 30 days from the date of the 2009 annual meeting of shareholders.

The Company’s Bylaws require timely notice on or before September 10, 2010 of matters shareholders desire to have brought before the 2010 annual meeting of shareholders. In addition, a shareholder must describe the item of business, the reasons for conducting such business, number of shares held and beneficially owned, any interest in connection with his or her proposal and the names of other shareholders providing proxies to the proposing shareholder. Upon receipt of such notice the Company’s Chief Executive Officer and President will determine whether the business is of a nature as is appropriate for action by shareholders under Washington law and SEC rules. A proposal received after September 10, 2010 will not be considered timely unless the Board of Directors, in its sole discretion, determines to bring the matter before the meeting. The Company’s appointed proxy holders will use their discretion to vote on matters that properly come before the meeting, but for which the Company did not receive notice of until after September 10, 2010. The address for submitting proposals is PO Box 1518 / 927 Commerce Avenue, Longview, WA 98632.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Company’s 2008 Annual Report to Shareholders, including financial statements prepared in conformity with U.S. generally accepted accounting principles, is being mailed to shareholders with these proxy materials. Any shareholder that has not received a copy of such annual report may obtain a copy by writing the Company or requesting a copy at www.cowlitzbancorporation.com.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the 2009 annual meeting of shareholders other than matters described in this Proxy Statement. If any other business should properly be presented for consideration at the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interest of the Company.

EXHIBIT A

Amendment to the

Restated Articles of Incorporation of

Cowlitz Bancorporation

1.  Upon the filing and effectiveness (the “Effective Time”) of these Articles of Amendment, each ten (10) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive from the Corporation’s transfer agent, in lieu of such fractional share, cash (without interest or deduction) in the amount equal to the fair market value of such fractional share as of the close of business on the day immediately prior to the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as set forth above.

2.  At the Effective Time, Section 3.1 of Article III of the Restated Articles of Incorporation of Cowlitz Bancorporation is amended to read in its entirety as follows:

“ARTICLE III

Shares

Section 3.1  Authorized Shares.  The aggregate number of shares which the Corporation shall have the authority to issue is as follows:

A.  25,000,000 shares of common stock, no par value (“Common Stock”); and

B.  5,000,000 shares of preferred stock, no par value (“Preferred Stock”).

Unless the context requires otherwise, the term “share” and “shareholder” shall include shares and holders of both Common Stock and Preferred Stock.”

A-1

EXHIBIT B

WASHINGTON DISSENTERS’ RIGHTS STATUTE

Chapter 23B.13 RCW

23B.13.010. Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020. Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)	A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b)	A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c)	A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)	An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)	Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)	The proposed corporate action is abandoned or rescinded;

(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

23B.13.210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220. Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e)	Be accompanied by a copy of this chapter.

23B.13.230. Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	An explanation of how the corporation estimated the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)	A copy of this chapter.

23B.13.260. Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)	The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300. Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/cwlz

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of the director-nominees identified by the Board of Directors.

1. ELECTION OF DIRECTORS

Nominees:

01 Ernie D. Ballou

02 Richard J. Fitzpatrick

03 Brian E. Magnuson

04 John M. Petersen

05 Phillip S. Rowley

06 Linda M. Tubbs

FOR WITHHOLD *EXCEPTIONS ALL FOR ALL

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Approve an amendment to affect a one-for-ten reverse stock split of the Company’s common stock and payment of cash for transactional shares, and maintaining the current authorized common share level at 25,000,000 shares.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The Annual Meeting of Shareholders will be held at 10:00 a.m. Pacific time on Thursday, December 31, 2009 at the Red Lion Hotel, 510 Kelso Drive, Kelso, Washington.

You can now access your Cowlitz Bancorporation account online.

Access your Cowlitz Bancorporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Cowlitz Bancorporation, now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY

COWLITZ BANCORPORATION

Proxy for Annual Meeting of Shareholders to be Held on December 31, 2009

The undersigned hereby names, constitutes and appoints Richard J. Fitzpatrick and Phillip S. Rowley, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Cowlitz Bancorporation to be held at 10:00 a.m. on Thursday, December 31, 2009, and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on November 16, 2009, with all the powers that the undersigned would possess if he or she were personally present.

(continued and to be signed and dated on other side)

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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